                                                                   EXHIBIT 99.2


Company Press Release

e4L Signs Letter of Intent to Fund Acquisition of Skin Care Company

Annual Meeting Postponed to Obtain Shareholder Approval

LOS ANGELES--(BUSINESS WIRE)--Sept. 27, 1999--e4L Inc. (NYSE: ETV
(http://finance.yahoo.com/q?s=etv&d=t) - news
(http://biz.yahoo.com/n/e/etv.html) today announced that it has signed a letter of intent pursuant to which a lender will provide it with an aggregate of up to $37.5 million of financing in the form of senior subordinated notes.

Out of the total $37.5 million financing, $7.5 million shall be utilized for working capital purposes, and is expected to close by Oct. 15, 1999. The remaining $30.0 million of financing is expected to close by the end of e4L's third fiscal quarter and will be utilized to finance the cash portion of e4L's acquisition of Flageoli Limited, which e4L announced on Sept. 22, 1999.

Flageoli Limited is a producer and distributor of skin and personal care products, which e4L will acquire for approximately $30 million in cash and $30 million in newly issued preferred stock. In its last fiscal year, Flageoli's cash flow was in excess of $10 million. Closing of the Flageoli Limited transaction is subject to customary closing conditions, including consummation of the financing transaction, and obtaining shareholder and regulatory approval.

Closing of the funding transaction is also subject to customary closing conditions, including the completion of due diligence and obtaining shareholder approval.

Steve Lehman, e4L's Chairman of the Board and Chief Executive Officer stated:
"The speed of the financing for the Flageoli transaction validates our enthusiasm over the acquisition. And, of course, we are delighted to have the additional working capital available to our company. We are well on the road to finalizing e4L's turnaround and commencing our strategy of growth through acquisitions that are highly accretive to both EBITDA and our bottom line."

e4L has also announced that it had postponed its annual meeting which had been scheduled for Sept. 30, 1999, in order to seek shareholder approval of the Flageoli Limited and the financing transaction. The Company has not yet announced a new date for the meeting.

e4L will further discuss the acquisition and other matters in a conference call on Sept. 27, 1999, at 2 p.m. ET/11 a.m. PT. Interested participants should call 888/390-1067 in the United States and 712/271-0970 for international calls. Steve Lehman will lead the call. The pass code is "Lehman."

A conference call replay will be available from Sept. 27, 1999, at 5:30 p.m. ET until Oct. 4, 1999, 5 p.m. ET by calling 888/482-2251 in the United States and 402/998-1371 for international calls.

Investors will also have the opportunity to listen to the conference call over the Internet through Vcall at http://www.vcall.com (http://www.vcall.com/) . Interested listeners should go to the Web site at lease fifteen minutes early to register, download, and install any necessary audio software. A conference call replay will be available via Vcall after the call, and a transcript will be available approximately 48 hours later.

e4L is the world's largest publicly held direct response television company, selling consumer products via television, radio and the Internet. The Company leverages its multimedia infrastructure to drive its e-commerce and membership services businesses.

e4L broadcasts more than 6,000 half hours of television programming each month throughout the world, reaches 100% of television homes in the United States, distributes its programming to more than 270 million television households in more than 70 countries worldwide, and provides television and radio programming and shopping over the Internet.

It offers membership-based discount shopping via Everything4Less and sells its "As Seen on TV" products via www.buyitnow.com (http://www.buyitnow.com/), the e-tailing company it formed with BuyItNow Inc., Clear Channel Communications, Snap.com, and Xoom.com.

Note to Editors: To request previous news releases on e4L Inc. or an investor's package, contact Suzanne Flaig at 818/461-6461.

This news release contains forward-looking statements regarding potential future events and developments affecting the business of the Company. The Company wishes to take advantage of certain "safe harbor" provisions regarding forward-looking statements. Examples of forward-looking statements include, but are not limited to, (i) projections of revenues, income or loss, profitability, earnings or loss per share and other financial indicators, (ii) statements of plans or objectives of the Company's management or Board of Directors and (iii) other statements about the Company or the direct response or electronic commerce industries. The Company's ability to predict projected results or the effect of certain events on the Company's results of operations is inherently uncertain. Therefore the Company wishes to caution each reader of this news release to carefully consider certain factors, including competition for customers, media pricing and access, market conditions regarding buyers and sellers of media, the potential effect of litigation involving the Company, the risks of doing business in the United States and the international marketplace, issues related to entering new markets and the electronic commerce industry, the inherent difficulty in identifying successful products, locating efficient suppliers of such products and bringing such products to market in a timely fashion and other factors, each of which could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein. For a description of additional risks and uncertainties, refer to the Company's filings with the Securities and Exchange Commission; including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

-----

Contact:

         e4L Inc.

         Dan Yukelson, 818/461-6413

         E-mail: dan.yukelson@e4L.com (mailto:dan.yukelson@e4L.com)

         Claudia de Llano, 818/461-6467

         E-mail: claudia.dellano@e4l.com (mailto:claudia.dellano@e4l.com)



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